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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Zell                                  Samuel
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   (Last)                            (First)              (Middle)

Two North Riverside Plaza, Suite 600
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                                    (Street)

Chicago                               Illinois               60606
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

October 3, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name AND Ticker or Trading Symbol

iDine Rewards Network Inc. (IRN)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [x]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person



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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

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Common Stock                        2,543,127                  I                   (1)
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Series A Preferred Stock            595,075                    I                   (2)
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)



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FORM 3 (continued)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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Warrant                    9/9/99    9/9/04          Common Stock            949,000          $2.4813          I            (2)
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Warrant                    8/23/00   8/23/05         Common Stock            405,479          $5.93125         I            (3)
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Warrant                    8/23/00   8/23/05         Common Stock            405,479          $7.30            I            (3)
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Deferred Stock Award       10/3/02   none            Common Stock            811              $9.25            D
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
Explanation of Responses:

(1) The shares of Common Stock are beneficially owned by Samstock, L.L.C., a Delaware limited liability company ("Samstock"), and EGI--Fund (00) Investors, L.L.C., a Delaware limited liability company ("Fund 00"). Certain of the direct and indirect members of Samstock and Fund 00 are trusts created for the benefit of the reporting person and members of his family.

(2) The shares of Preferred Stock and the Warrant are beneficially owned by Samstock. Certain of the indirect members of Samstock are trusts created for the benefit of the reporting person and members of his family.

(3) The Warrants are beneficially owned by Fund 00. Certain of the direct and indirect members of Fund 00 are trusts created for the benefit of the reporting person and members of his family.


/s/ Samuel Zell                                              October 7, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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